News From

Buena, NJ 08310

Release Date: August 15, 2007	Exhibit 99.1

Contact:	Rajiv Mathur
President & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 211
www.askigi.com

IGI, INC. ANNOUNCES SECOND QUARTER 2007 RESULTS

BUENA, NJ August 15, 2007 - IGI, INC. (AMEX: IG) announces business highlights and second quarter 2007 financial results.

Highlights:

*	Quarterly sales revenues hit $1 million dollars for the first time in 12 quarters
*	Total revenues increased 34% in the second quarter of 2007 compared to first quarter 2007
*	Net losses were reduced by 58% from first quarter to second quarter
*	Initiated new product development for launch in 2008, 2009, and 2010
*	Research has been completed for a new patent and we have initiated patent application filling
*	Negotiating several manufacturing and supply agreements which we are aiming to finalize in third quarter 2007

Six months ended June 30, 2007 Financial Results

Total revenues increased $523,000, or 37% from $1,398,000 for the six months ended June 30, 2006 to $1,921,000 for the six months ended June 30, 2007. Product sales increased 57% as a result of an increase in sales volume due to the Company's packaging capabilities that began in 2007. Our research and development revenues increased by 77% as a result of an increase in product development services provided our customers. The decline in royalty revenue of 24% was related to a decline in royalties from Johnson & Johnson and Estee Lauder in 2007.

Total costs and expenses for the Company increased 18% for the six months ended June 30, 2007 compared to June 30, 2006. The increase in total costs and expenses substantially related to an increase in costs of goods sold from improved product sales offset by a slightly better absorption of fixed costs in 2007. There was also an increase in selling, general and administration expenses relating to stock option expense, salaries, and consulting fees.

The total net loss of the Company for the six months ended June 30, 2007 was $582,000, which represents a decrease in net loss of $238,000 compared to the six months ended June 30, 2006. The decrease in net loss relates to the increase in revenues offset by the increase in costs for the period ended June 30, 2007.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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IGI, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share information)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2007	2006	2007	2006

Revenues:
Product sales, net	$ 741	$ 490	$ 1,345	$ 856
R&D Revenues	191	133	268	163
R&D Revenue- related party	20	-	20	-
Licensing and royalty income	148	194	288	379

Total revenues	1,100	817	1,921	1,398

Cost and expenses:
Cost of sales	622	433	1,138	691
Selling, general and administrative expenses	596	442	1,182	900
Product development and research expenses	114	271	225	561

Operating loss	(232)	(329)	(624)	(754)
Interest expense (net)	(8)	(28)	(27)	(70)
Other income	64	-	64	24

Loss from continuing operations	(176)	(357)	(587)	(800)
Gain (loss) from discontinued operations	5	(11)	5	(20)

Net loss	$ (171)	$ (368)	$ (582)	$ (820)

Basic and Diluted Loss Per Share
Continued operations net loss per share	$ (.01)	$ (.03)	$ (.04)	$ (.06)
Discontinued operations net income (loss) per share	-	-	-	-

Net loss per share	$ (.01)	$ (.03)	$ (.04)	$ (.06)

Weighted Average of Common Stock and Common Stock Equivalents Outstanding
Basic and diluted	14,612,899	12,781,255	13,997,904	12,705,984

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IGI, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share information)

	June 30, 2007	December 31, 2006*

	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 123	$ 619
Restricted cash	50	50
Accounts receivable, less allowance for doubtful accounts
of $33 in 2007 and $ 34 in 2006	609	197
Accounts receivable- related party	20	-
Licensing and royalty income receivable	102	91
Inventories	474	485
Prepaid expenses and other current assets	103	45
Assets of discontinued operations held for sale	-	350

Total current assets	1,481	1,837
Property, plant and equipment, net	2,423	2,396
License fee, net	850	900
Other assets	2	10

Total assets	$ 4,756	$ 5,143

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Note payable - related party	$ 500	$ 1,451
Accounts payable	446	505
Accrued expenses	395	417
Deferred income, current	293	400
Liabilities of discontinued operations	-	118

Total current liabilities	1,634	2,891
Deferred income	47	59

Total liabilities	1,681	2,950

Stockholders' equity:
Common stock $.01 par value, 50,000,000 shares authorized; 16,578,639 and 15,056,516 shares issued in 2007 and 2006, respectively	166	151
Additional paid-in capital	27,018	25,569
Accumulated deficit	(22,714)	(22,132)
Less treasury stock, 1,965,740 shares at cost	(1,395)	(1,395)

Total stockholders' equity	3,075	2,193

Total liabilities and stockholders' equity	$ 4,756	$ 5,143

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